Exhibit 99.1

Second Quarter 2006 Business Update

Good afternoon and welcome to Select Comfort’s second quarter business update.

This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation. This call was recorded on Wednesday, June 14th, and the replay will remain available on our website at www.selectcomfort.com until our next update or earnings release, planned for Tuesday, July 25th, 2006.

Before we begin, let me state that the information in this call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the company’s actual results in future periods to differ materially from forecasted amounts. These risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

An important starting point is a reminder of our aggressive long-term growth targets:
•  Revenue growth of between 15% and 20%, including
•  Same-store sales growth of between 7% and 12%, and
•  Earnings growth of between 20% and 25%, excluding stock options expenses.

We are on track to achieve or exceed these targets in 2006 and reaffirm our full year earnings guidance of between $0.91 and $0.95 per diluted share on a split-adjusted basis. Excluding the effects of stock options expenses, which we estimate to be $0.07 per diluted share on a split-adjusted basis, this represents earnings growth of more than 30% over the split-adjusted $0.76 per diluted share reported last year.

Today’s Business Update will cover three main points relating to our second quarter expectations:

•	To begin, sales growth is on track to achieve the high end of our stated long-term growth targets,
•	Next, earnings growth, exclusive of stock options expenses, is on track to exceed our long-term growth targets, and
•	Third, we have initiated buy-backs under our previously announced $150 million stock repurchase program.

In the second quarter, we expect sales growth will be at the high end of the range of our long-term sales growth targets of between 15% and 20%. Our efforts to develop multiple sources of growth are providing consistent overall unit growth rates at a time when industry and macro-economic indicators suggest a potential softening of consumer spending patterns and mattress trends. Despite this backdrop, we expect same store growth in the second quarter will approach the higher end of our stated growth targets of between 7% and 12% with average selling prices continuing to be a significant contributor to same-store growth.

We expect to open 11 new stores in the second quarter, which is on track to meet our previously stated goal of between 40 and 45 net new stores in 2006. New store sales continue to track to approximately $1 million during their first full year of operation. In addition, retail partner doors now total 485, an increase of 364 high quality retail partner doors compared to June 30, 2005. Retail partnership expansions with Mattress Firm, Sleepy’s, Slumberland and Sleep Country Canada continue to roll out as planned and we continue to expect to realize a doubling in our retail partner program to over 600 doors at year-end. And finally our product refresh cycle, which began with our 3000, 4000 and 5000 models last month, was completed earlier this week with the refresh of our 7000 and 9000 models. This year’s refresh cycle had no effect on the bed models on display in our stores and we maintained our price points on all of our bed models. Our sales team and consumers are responding positively to these planned product changes which provide a compelling value proposition just in time for Father’s Day.

On the profit front, we expect gross margins will show strong gains versus the second quarter last year. The margin improvement reflects continued productivity gains in operations and logistics, which is significant considering the usual seasonality of sales in the second quarter. Second quarter profit growth is on track to exceed long-term growth targets, exclusive of stock options expenses, and will reflect a variety of discretionary investments with longer-term paybacks, such as the sales and marketing-related investments that we noted in our first quarter earnings call. In addition, we expect to incur approximately $1 million in consulting expenses related to the development of our long-term strategic plan. While these investments will have a moderating effect on profit margins in the second quarter, our business model continues to demonstrate operating leverage through continued profit growth.

Finally, with respect to our balance sheet and capital structure, we recently announced the $150 million buy-back authorization that we expect to fund from the incremental cash flow in our business. Thus far in the quarter, we have spent over $3 million to buy back approximately 130,000 shares of our outstanding stock. In addition, we have authorized additional repurchases under a 10b5-1 program during our company designated black-out period. Our intent is to remain active in the repurchase program every quarter and we will continue to be opportunistic investors in our own stock. With our positive, long-term outlook we continue to feel that share repurchases represent a prudent use of cash and an efficient means of returning excess cash to our investors.

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This week we also completed a $100 million syndicated line of credit with an additional $75 million accordion provision. We do not anticipate drawing on the line at this time, but have established increased funding flexibility as we continue to pursue our long-term growth strategies domestically and internationally.

One final note before concluding today’s call. Organization development is a key factor in our long-term sales and profit growth plans. In the second quarter, we are pleased to have filled two roles critical to our continued long-term success. Ernie Park has joined Select Comfort as Senior Vice President and Chief Information Officer, and Doug Scites has joined Select Comfort as Vice President, Research and Development. Ernie has extensive experience in developing large scale systems infrastructure, domestically and internationally, most recently as the CIO at Maytag and previously with AlliedSignal. Doug previously led R&D and product development teams at Ford and SeaRay and brings a strong foundation of process and design for our product development team. Information systems and product development are keys to our margin expansion and sales growth goals and we are pleased to have filled these positions so that we can focus on executing our full year 2006 plans and our previously stated goals of $1 billion in revenue and 12% operating margins in 2007.

This concludes today’s call. We expect to report second quarter results after the close of the financial markets on Tuesday, July 25th. We hope that you will make time to join us for our regularly scheduled earnings call that day.

Thank you for listening and, as we like to say, sleep well.

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